EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Ventana Medical Systems, GmbH,

Ventana Medical Systems, Japan K.K.,

Ventana Medical Systems, Pty. Ltd.,

Ventana Medical Systems, S.A.,

BioTechnology Tools, Inc.*

*	dissolved April 2, 2003